EXHIBIT 99.1



NEWS RELEASE
------------
Date:         August 13, 2003
Contact:      Joe L. Powers
              Executive Vice President
              P.O. Box 141000
              Nashville, TN  37214-1000
Phone:        (615) 902-1300
Fax:          (615) 883-6353
Website:      www.thomasnelson.com


       THOMAS NELSON REPORTS 61% GAIN IN NET INCOME FOR SECOND
 FISCAL QUARTER AND 74% FOR  THE SIX MONTHS ENDED SEPTEMBER 30, 2003

Nashville, TN-November 5, 2003. Thomas Nelson, Inc. (NYSE: TNM) today announced its financial results for the second quarter and first six months of fiscal 2004:

Net revenue grew 3% in the quarter, reaching $63.8 million in the three months through September 30, 2003, compared with $62.1 million in the same period of the prior year. For the six months, net revenue advanced to $105.7 million, a 2% gain from the prior year's comparable period. Net revenues from publishing products increased 7% over the prior year's quarter, due to a strong product line-up, and revenues from conferences declined 15% from the prior year's quarter due to having one less scheduled event.

Net income gained 61%, and was $6.6 million, compared to $4.1 million in the corresponding quarter a year ago. For the six months, net income rose to $7.7 million, up 74% from last year's $4.4 million.

Basic income per share for the quarter was $0.46, a 59% increase from last year's corresponding $0.29. For the six months, basic income per share was $0.53, compared to $0.31 for the corresponding period last year. Diluted income per share was $0.45, compared to $0.28 for the corresponding quarter last year, and $0.52, compared to $0.30 for the corresponding six months in FY 2003. Results for the current quarter include a $0.01 per share loss from discontinued operations.

The Company's financial position continued to be strong. Total debt declined to $6.5 million, compared to $47.9 million a year ago, and $25.9 million as of the end of last fiscal year. As previously reported, the Company received an income tax refund of $18.7 million in April 2003. This refund resulted from losses realized on the disposal of our C.R. Gibson gift operation in October 2001. The funds have been used to repay debt. Until such time that we conclude that the position taken on our income tax returns will ultimately be sustained by the taxing authorities, the refund will be recorded as a non-current tax liability. If sustained, the Company will record the refund as income from discontinued operations.

"Our results in the second quarter were solid. Business conditions continue to improve, and our strong competitive position has allowed us to advance at least in step with sales improvements in our primary markets," noted Sam Moore, Chairman and Chief Executive.

"The Nelson Book and Nelson Bible segments performed particularly well," added Mr. Moore, "and we are pleased to see strong acceptance of our products by the general-market book retailers. Religious books have, as a category, grown within this retail channel, which is an obvious plus for us. In addition, we have broadened our offerings to include self-help and inspirational fiction, two genres that have particular appeal in the secular market."

According to Mr. Moore, "our top-selling book in the second quarter was NEXT DOOR SAVIOR, by Max Lucado, one of our all-time best-selling authors. Great results with terrific products from Max Lucado are very much in character for Thomas Nelson. But it is significant that our second-best seller in the period - and within a hair's breadth of being number one - was TOTAL MONEY MAKEOVER, by Dave Ramsey, pointing to the success we've been having with our expanded product line."

"Also noteworthy," according to Mr. Moore, "is the strong market acceptance of REVOLVE, a complete version of the New Testament, designed and styled in a magazine format that has found very good acceptance among teenage girls. Revolve has received more newspaper, magazine and television coverage than any product we've introduced - virtually all of it favorable -- and we've benefited from the publicity."

"While I'm pleased to report the quarter's results, let me point out that there are still segments of our business that have room for improvement" said Mr. Moore. "Our mass-merchandiser customers are reporting that store traffic has improved, but people are still doing more looking than buying in our product categories. I think it's a matter of fine-tuning our product mix before we see gains in that market channel. Our results there for the recent quarter were virtually flat."

This news release includes certain forward-looking statements. Actual results could differ materially from those reflected by the forward-looking statements and a number of factors may affect future results, liquidity and capital resources. These factors include, but are not limited to, softness in the general retail environment, the timing and acceptance of products being introduced to the market, the level of product returns experienced, the level of margins achievable in the marketplace, the collectibility of accounts receivable, the recoupment of royalty advances, the effects of acquisitions or dispositions, the financial condition of our customers and suppliers, the realization of inventory values at carrying amounts, our access to capital and the realization of income tax (including the outcome of any future Internal Revenue Service audits) and intangible assets. Future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its business strategy during the remaining portion of the 2004 fiscal year. The Company disclaims any intent or obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher and distributor of books emphasizing Christian, inspirational and family value themes, and believes it is the largest publisher of Bibles and inspirational books in the English language. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's stock is listed on the New York Stock Exchange
(TNM-NYSE).

                                      ###


                     THOMAS NELSON, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           (000's omitted, unaudited)
                                       Three Months Ended     Six Months Ended
                                          September 30,         September 30,
                                       ------------------    ------------------
                                         2003      2002        2003      2002
                                       -------    -------    --------  --------
Net revenues                           $63,829    $62,074    $105,660  $103,243
Costs and expenses:
   Cost of goods sold                   36,176     37,656      62,051    62,594
   Selling, general & administrative    15,984     16,795      29,649    30,988
   Depreciation & amortization             558        588       1,118     1,123
                                       -------    -------    --------  --------
  Total expenses                        52,718     55,039      92,818    94,705
                                       -------    -------    --------  --------
Operating income                        11,111      7,035      12,842     8,538
Other expense (income)                      12         18        (179)      (74)
Interest expense                           243        536         487     1,589
                                       -------    -------    --------  --------
Income from continuing operations
     before income taxes                10,856      6,481      12,534     7,023
Provision for income taxes               4,071      2,365       4,700     2,563
Minority interest                           11         16           3        38
                                       -------    -------    --------  --------
Income from continuing operations        6,774      4,100       7,831     4,422
Discontinued operations:
   Loss on disposal, net of taxes         (156)       -          (156)      -
                                       -------    -------    --------  --------
Net income (loss)                      $ 6,618    $ 4,100    $  7,675  $  4,422
                                       =======    =======    ========  ========
Weighted average number of shares
    Basic                               14,393     14,369      14,387    14,368
                                       =======    =======    ========  ========
    Diluted                             14,761     14,649      14,667    14,665
                                       =======    =======    ========  ========
Net income (loss) per share, Basic:
    Income from continuing operations  $  0.47    $  0.29    $   0.54  $   0.31
    Loss from discontinued operations    (0.01)       -         (0.01)      -
                                       -------    -------    --------  --------
Net income (loss) per share            $  0.46    $  0.29    $   0.53  $   0.31
                                       =======    =======    ========  ========
Net income (loss) per share, Diluted:
    Income from continuing operations  $  0.46    $  0.28    $   0.53  $   0.30
    Loss from discontinued operations    (0.01)       -         (0.01)      -
                                       -------    -------    --------  --------
    Net income (loss) per share        $  0.45    $  0.28    $   0.52  $   0.30
                                       =======    =======    ========  ========



                       Thomas Nelson, Inc. & Subsidiaries
                          Consolidated Balance Sheets
                                 (000's omitted)
                                                 September 30,    September 30,
                                                      2003            2002
                                                 -------------    -------------
                                                  (unaudited)       (unaudited)
ASSETS
Current assets:
    Cash and cash equivalents                      $   4,909        $    363
    Accounts receivable, less allowances of
      $7,798 and $7,425, respectively                 56,501          55,700
    Inventories                                       39,623          41,236
    Prepaid expenses                                  13,294          15,597
    Assets held for sale                               1,615           2,500
    Refundable income taxes                              -             7,266
    Deferred tax assets                                5,085           7,966
                                                 -------------   -------------
  Total current assets                               121,027         130,628

    Property, plant and equipment, net                11,961           9,582
    Other assets                                       7,611           7,333
    Deferred charges                                   2,421           1,992
    Intangible assets                                    861             512
    Goodwill                                          29,304          29,304
                                                  -------------   -------------
Total Assets                                        $173,185        $179,351
                                                  =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                $ 23,773        $ 23,772
    Accrued expenses                                  10,247          13,067
    Deferred revenue                                   9,435           8,981
    Dividends payable                                    576             -
    Income taxes currently payable                     5,243           1,825
    Current portion of long-term debt                  3,022           3,322
                                                  -------------   -------------
  Total current liabilities                           52,296          50,967

Long-term debt                                         3,461          44,641
Deferred tax liabilities                                 721             792
Other liabilities                                     21,578            898
Minority interest                                         46              38
Shareholders' equity                                  95,083          82,015
                                                  -------------   -------------
Total Liabilities and Shareholders' Equity          $173,185        $179,351
                                                  =============   =============